EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S‑8 (Nos. 333-189095, 333-202176, 333-142007 and 333-168946) and in the Registration Statements on Form S-3 (Nos. 333-210920 and 333-210918) of T-Mobile US, Inc. of our report dated February 7, 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in the Form 10-K for the year ended December 31, 2017.

/s/ PricewaterhouseCoopers LLP
Seattle, Washington
May 1, 2018